Exhibit 99.1

FOR IMMEDIATE RELEASE

November 19, 2019

Contacts:
Brian Davis	Sue Mallino
BB&T Corporate Communications	SunTrust Corporate Communications
Media@BBT.com	Sue.Mallino@SunTrust.com

BB&T and SunTrust receive regulatory approvals for merger of equals to form Truist

Clients will continue to be served through current brands until system conversion

WINSTON-SALEM, N.C. and ATLANTA – BB&T Corporation (NYSE: BBT) and SunTrust Banks, Inc. (NYSE: STI) today announced receipt of regulatory approvals from the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation to complete the previously announced merger of equals and become Truist Financial Corporation. Upon completion of the merger, Truist will be the sixth largest U.S. commercial bank, serving approximately 10 million U.S. consumer households and a full range of business clients, with leading market share in many of the most attractive, high-growth markets in the country.

BB&T and SunTrust expect to complete the merger on December 6, 2019, pending satisfaction of customary closing conditions. BB&T common shares will become Truist common shares and SunTrust common shareholders will receive 1.295 Truist common shares for each share of SunTrust common stock they own at the closing. Following the closing, Truist common shares will trade on the NYSE under the symbol “TFC” and depositary shares or preferred purchase securities representing interests in Truist Series F, G, H, I and J preferred shares will trade on the NYSE under the symbols “TFC.PrF,” “TFC.PrG,” “TFC.PrH,” “TFC.PrI” and “TFC.PrJ,” respectively.

The regulatory approval process also included approvals from The Georgia Department of Banking and Finance and the North Carolina Commissioner of Banks. The U.S. Department of Justice completed its antitrust review earlier in November as part of an agreement to divest branches in North Carolina, Virginia and Georgia. No further regulatory approvals are required to complete the merger of BB&T and SunTrust and all related subsidiaries.

“We are pleased to have received regulatory approval to merge two strong companies with complementary business models and a high level of cultural alignment. We’ll be even better together for our clients, teammates, communities and shareholders,” said BB&T Chairman and CEO Kelly King, who will serve as chairman and CEO of Truist.

“We will build upon our mission- and purpose-driven cultures and work to ensure a positive experience for our clients,” said SunTrust Chairman and CEO Bill Rogers, who will be president and chief operating officer of Truist prior to succeeding King as CEO in September 2021. “Following months of thoughtful collaborative planning, we are prepared to begin a successful integration.”

Clients will continue to be served through their respective BB&T or SunTrust branches, websites, mobile apps, financial advisors and relationship managers as systems are integrated. The conversion to the Truist brand will occur over the next two years.

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About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $236.8 billion in assets and market capitalization of approximately $40.9 billion as of September 30, 2019. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., BB&T operates more than 1,700 financial centers in 15 states and Washington, D.C., and is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at BBT.com.

About SunTrust

SunTrust Banks Inc. (NYSE: STI) is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses and communities it serves. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate and institutional clients nationally. As of September 30, 2019, SunTrust had total assets of $227 billion and total deposits of $168 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage and capital market services. Learn more at SunTrust.com.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of BB&T and SunTrust. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on BB&T’s and SunTrust’s current expectations and assumptions regarding BB&T’s and SunTrust’s businesses, the economy and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Many possible events or factors could affect BB&T’s or SunTrust’s future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between BB&T and SunTrust, the outcome of any legal proceedings that may be instituted against BB&T or SunTrust, delays in completing the transaction, the failure to satisfy any conditions to the transaction on a timely basis or at all, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where BB&T and SunTrust do business, the possibility the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction, the ability to complete the transaction and integration of BB&T and SunTrust successfully, and the dilution caused by BB&T’s issuance of additional shares of its capital stock in connection with the transaction.

Except to the extent required by applicable law or regulation, each of BB&T and SunTrust disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding BB&T, SunTrust and factors that could affect the forward-looking statements contained herein can be found in BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated by its Quarterly Reports on Form 10-Q, and its other filings with the Securities and Exchange Commission (“SEC”), and in SunTrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated by its Quarterly Reports on Form 10-Q, and its other filings with the SEC.

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